Exhibit 99

Gorman-Rupp Reports First Quarter 2017 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--April 27, 2017--The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the first quarter ended March 31, 2017.

Net sales during the first quarter were $92.6 million compared to $100.3 million during the first quarter of 2016, a decrease of 7.6% or $7.7 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $0.4 million in the first quarter of 2017 and $5.3 million for the same period in 2016, net sales during the quarter decreased 2.9% or $2.8 million. Domestic sales, excluding PCCP, decreased 5.8% or $3.6 million while international sales increased 2.6% or $0.8 million compared to the same period in 2016.

Sales in our larger water markets, excluding PCCP, decreased 4.0% or $2.6 million in the first quarter of 2017 compared to the first quarter of 2016. Sales in the construction market increased $1.1 million due primarily to sales for rental market customers and sales of repair parts increased $1.0 million. Sales in the municipal market, excluding PCCP, decreased $1.9 million driven by decreased shipments attributable to other flood control projects and sales in the fire protection market decreased $1.6 million principally due to lower domestic sales. Also, sales in the agriculture market decreased $1.3 million due to wet weather conditions in some key domestic locations and low farm income.

Sales decreased 0.6% or $0.2 million in non-water markets during the first quarter of 2017 compared to the first quarter of 2016. Sales in the industrial market increased $1.7 million driven by an increase in oil and gas drilling activity and sales in the OEM market increased $0.8 million driven by infrastructure spending relating to gas production. These increases were offset by decreased shipments of $2.6 million in the petroleum market driven by challenging market conditions.

Gross profit was $21.2 million for the first quarter of 2017, resulting in gross margin of 22.9%, compared to gross profit of $22.9 million and gross margin of 22.8% for the same period in 2016. Gross margin includes a non-cash pension settlement charge of $1.1 million or 110 basis points in the first quarter of 2017 which did not occur in the first quarter of 2016. Excluding the non-cash pension settlement charge, the 120 basis point increase in gross margin was due principally to favorable sales mix. Offsetting the sales mix benefit was a 60 basis point increase in healthcare expenses and an increase in overhead expenses as a percent of sales driven by lower leverage due to sales volume decreases.

Selling, general and administrative expense (“SG&A”) was $14.2 million for the first quarter of 2017 and 15.3% of net sales, compared to $13.7 million and 13.6% of net sales for the same period in 2016. SG&A includes a non-cash pension settlement charge of $0.6 million or 70 basis points in the first quarter of 2017 which did not occur in the first quarter of 2016. The increase in SG&A as percent of sales, excluding the non-cash pension settlement charge, was due principally to loss of leverage due to lower sales volume. Excluding the non-cash pension settlement charge, SG&A decreased slightly compared to the same period last year.

Operating income was $7.0 million, resulting in operating margin of 7.5% for the first quarter of 2017, compared to operating income of $9.2 million and operating margin of 9.2% for the same period in 2016. The decline in operating margin was largely driven by a non-cash pension settlement charge totaling $1.7 million or 180 basis points in the first quarter of 2017 which did not occur in the same period in 2016 and lower operating leverage due to sales volume decreases.

Net income was $5.1 million during the first quarter of 2017 compared to $6.3 million in the first quarter of 2016 and earnings per share were $0.19 and $0.24 for the respective periods. A non-cash pension settlement charge decreased the first quarter of 2017 earnings by $0.04 per share.

The Company’s backlog of orders was $96.9 million at March 31, 2017 compared to $111.0 million at March 31, 2016 and $98.8 million at December 31, 2016. Excluding the PCCP project in 2017 and 2016, the backlog at March 31, 2017 was down 8.6% as compared to March 31, 2016. In addition to the impact of PCCP, backlog has been impacted by lower orders in the petroleum and fire protection markets.

The Company generated $7.6 million of operating cash flow during the first quarter of 2017. Cash and cash equivalents totaled $60.5 million at March 31, 2017 and working capital increased $6.0 million from December 31, 2016 to $160.6 million at March 31, 2017. The Company had no bank debt as of March 31, 2017. Capital expenditures for the quarter ended March 31, 2017 of $2.0 million consisted primarily of machinery and equipment. Capital expenditures for the full-year 2017 are presently planned to be in the range of $8 to $10 million and are expected to be financed through internally-generated funds.

The Company is very proud to have been recognized for the sixth consecutive year as one of the 100 Most Trustworthy Companies in America by Forbes. To create this list, the year’s public filings of 2,500 publicly-traded nonfinancial American companies with market capitalizations of $250 million or more were reviewed and evaluated in depth to identify the 100 that most “consistently demonstrated transparent accounting practices and solid corporate governance.” Among the 47 small cap honorees, Gorman-Rupp had the highest annual rating and the highest rating over the past four quarters.

Jeffrey S. Gorman, President and CEO commented, “We saw above expected sales growth in construction and industrial, hopefully signaling more opportunities in these markets. Headwinds still prevail however, especially for capital spending in the agriculture and some oil and gas related markets. We remain focused on long-term growth both domestically and internationally while preserving short-term profitability and shareholder value.”

About The Gorman-Rupp Company

Founded in 1934, The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) impairment in the value of intangible assets, including goodwill; (12) defined benefit pension plan settlement expense; (13) family ownership of common equity; and (14) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE MKT: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended March 31,
	2017	2016

Net sales	$92,603	$100,257
Cost of products sold	71,408	77,360

Gross profit	21,195	22,897

Selling, general and administrative expenses	14,214	13,669

Operating income	6,981	9,228

Other income, net	339	31

Income before income taxes	7,320	9,259
Income taxes	2,255	2,977

Net income	$5,065	$6,282

Earnings per share	$0.19	$0.24

The Gorman-Rupp Company
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands of dollars)

	March 31,	December 31,
	2017	2016
Assets
Cash and cash equivalents	$60,451	$57,604
Accounts receivable, net	77,554	71,424
Inventories, net	68,030	69,049
Prepaid and other	3,324	5,823

Total current assets	209,359	203,900

Property, plant and equipment, net	120,909	122,067

Other assets	7,399	7,769

Prepaid pension benefits	5,987	6,211

Goodwill and other intangible assets, net	42,634	42,871

Total assets	$386,288	$382,818

Liabilities and shareholders' equity
Accounts payable	$16,862	$16,306
Accrued liabilities and expenses	31,901	33,046

Total current liabilities	48,763	49,352

Postretirement benefits	20,880	20,709

Other long-term liabilities	9,870	9,869

Total liabilities	79,513	79,930

Shareholders' equity	306,775	302,888

Total liabilities and shareholders' equity	$386,288	$382,818

Shares outstanding	26,093,123	26,093,123

CONTACT:
The Gorman-Rupp Company
James C. Kerr, Chief Financial Officer, 419-755-1548